As filed with the United States Securities and Exchange Commission on July 29, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TANGER FACTORY OUTLET CENTERS, INC.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	56-1815473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Northline Avenue

Suite 360

Greensboro, North Carolina 27408-7612

(336) 292-3010

(Address, including zip code, of principal executive offices)

INCENTIVE AWARD PLAN OF TANGER FACTORY OUTLET CENTERS, INC. AND TANGER

PROPERTIES LIMITED PARTNERSHIP (AMENDED AND RESTATED AS OF APRIL 4, 2014)

(Full title of the plan)

Frank C. Marchisello, Jr.

Executive Vice President and Chief Financial Officer

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue Suite 360

Greensboro, North Carolina 27408-7612

(336) 292-3010

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, $0.01 par value	3,400,000	$35.54	$120,836,000	$15,564

(1)	Represents additional common shares ($0.01 par value) (the “Common Shares”) of Tanger Factory Outlet Centers, Inc. (the “Company”) authorized for issuance under the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of April 4, 2014) (the “Plan”), as initially approved by the Company’s shareholders (the “Shareholders”) on May 14, 2010, adjusted to reflect the Share Split (described below), and subsequently approved (as currently amended and restated) by the Shareholders on May 16, 2014. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares registered on this Registration Statement will be adjusted as a result of future share splits, share dividends or similar transactions.
(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices per Common Share as reported on the New York Stock Exchange on July 25, 2014.

EXPLANATORY NOTE

The Company previously registered 6,000,000 Common Shares to be offered or sold to participants under the Plan on Form S-8 (File Nos. 333-80450, 333-91863 and 333-126924). At the Annual Meeting of Shareholders of the Company on May 14, 2010, the Shareholders approved the Plan (as then amended and restated), which included an increase in the aggregate number of Common Shares that may be issued under the Plan from 6,000,000 to 7,700,000 (resulting in an increase of 1,700,000 Common Shares).

On January 24, 2011, the Common Shares underwent a two-for-one split (the “Share Split”). Accordingly, pursuant to Rule 416(a) under the Securities Act, 12,000,000 Common Shares were deemed to be registered on the Forms S-8 mentioned above. Similarly, pursuant to Section 11.3 of the Plan, the 7,700,000 Common Shares authorized to be issued under the Plan increased to 15,400,000 Common Shares as a result of the Share Split.

On May 16, 2014, at the Annual Meeting of Shareholders of the Company, the Shareholders approved the Plan (as then amended and restated), which included certain amendments to the Plan, but did not increase the aggregate number of Common Shares that may be issued under the Plan.

This Registration Statement is being filed in order to register additional Common Shares that may be offered or sold to participants under the Plan (as described above).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

The information called for in this Item 2 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 3, 2014;

(b) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 8, 2014;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on May 16, 2014 and July 29, 2014 (except for Item 7.01 and the exhibits furnished on Item 9.01 that relate to Item 7.01);

(d) the description of the Common Shares contained in the Company’s Registration Statement on Form S-3ASR, filed with the Commission on December 17, 2013; and

(e) all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the Company’s fiscal year ended December 31, 2013.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a North Carolina corporation. The Company’s Amended and Restated Articles of Incorporation contain a provision authorized by Section 55-2-02(b)(3) of the North Carolina Business Corporation Act (the “NC BCA”) eliminating the personal liability of a director arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty of a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any transaction from which the director derived an “improper personal benefit” as that term is defined in the NC BCA, (iii) acts or omissions occurring prior to the effective date of the Articles or (iv) acts or omissions with respect to which the NC BCA does not permit the limitation of liability.

The Company has also adopted indemnification provisions authorized by NC BCA Section 55-8-57 which obligate the corporation:

(1) to indemnify any person who serves or has served as a director or officer against (i) any liability for or obligation to pay reasonable expenses, including attorneys’ fees, incurred by such officer or director in connection with any proceeding arising out of such director’s or officer’s status as such or any activities of such director or officer in such capacity and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to an employee benefit plan) in any such proceeding; and

(2) to indemnify any person who serves or has served as a director or officer and who, at the request of the corporation, serves or has served as a director, officer, partner, trustee employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan against (i) any liability for or obligation to pay reasonable expenses, including attorneys’ fees, incurred by such officer or director in connection with any proceeding arising out of such person’s status as a director or officer of the corporation or as a director, officer, partner, trustee, employee or agent of such other corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan or any activities of such director or officer in any of such capacities and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to any employee benefit plan) in any such proceeding.

Provided however, such indemnification does not extend to any liability or expense the director or officer may incur on account of his or her activities which, at the time taken, were known or believed by such director or officer to be clearly in conflict with the best interests of the corporation

Pursuant to Section 55-8-51 of NC BCA, a North Carolina corporation may indemnify a director against liability in any proceeding to which the director is made a party because of his status as such if the director (i) conducted himself in good faith, (ii) reasonably believed that his conduct in his official capacity was in the corporation’s best interests and, in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 55-8-52 of the NC BCA, a North Carolina corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding.

Pursuant to Section 55-8-54 of the NC BCA, the court may order indemnification of a director of a North Carolina corporation in any proceeding to which the director is a party if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The term “proceeding” as used herein includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (and any appeal therein), whether formal or informal and whether or not brought by or on behalf of the corporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensboro, State of North Carolina, on July 29, 2014.

TANGER FACTORY OUTLET CENTERS, INC.

By:	/s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

The individuals whose signatures appear below constitute and appoint Steven B. Tanger and Frank C. Marchisello, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William G. Benton	Non-Executive Chairman of the Board of Directors	July 29, 2014
William G. Benton

/s/ Steven B. Tanger	President, Chief Executive Officer and Director	July 29, 2014
Steven B. Tanger	(principal executive officer)

/s/ Frank C. Marchisello, Jr.	Executive Vice President and Chief Financial Officer	July 29, 2014
Frank C. Marchisello, Jr.	(principal financial officer)

/s/ James F. Williams	Senior Vice President, Chief Accounting Officer and Controller	July 29, 2014
James F. Williams	(principal accounting officer)

/s/ Bridget Ryan Berman	Director	July 29, 2014
Bridget Ryan Berman

/s/ Donald G. Drapkin	Director	July 29, 2014
Donald G. Drapkin

/s/ Thomas J. Reddin	Director	July 29, 2014
Thomas J. Reddin

/s/ Thomas E. Robinson	Director	July 29, 2014
Thomas E. Robinson

/s/ Allan L. Schuman	Director	July 29, 2014
Allan L. Schuman

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996).

4.1A	Amendment to Amended and Restated Articles of Incorporation dated May 29, 1996 (incorporated herein by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996).

4.1B	Amendment to Amended and Restated Articles of Incorporation dated August 20, 1998 (incorporated herein by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.1C	Amendment to Amended and Restated Articles of Incorporation dated September 30, 1999 (incorporated herein by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

4.1D	Amendment to Amended and Restated Articles of Incorporation dated November 10, 2005 (incorporated herein by reference to the exhibits to the Company’s Current Report on Form 8-K dated November 10, 2005).

4.1E	Amendment to Amended and Restated Articles of Incorporation dated June 13, 2007 (incorporated herein by reference to the exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

4.1F	Articles of Amendment to Amended and Restated Articles of Incorporation dated August 27, 2008 (incorporated herein by reference to the exhibits of the Company’s Current Report on Form 8-K dated August 29, 2008).

4.1G	Articles of Amendment to Amended and Restated Articles of Incorporation of Tanger Factory Outlet Centers, Inc. dated May 18, 2011 (incorporated herein by reference to the exhibits of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.1H	Articles of Amendment to Amended and Restated Articles of Incorporation of Tanger Factory Outlet Centers, Inc. dated May 24, 2012 (incorporated herein by reference to the exhibits of the Company’s and Tanger Properties Limited Partnership’s Form S-3 dated June 7, 2012).

4.2	By-Laws of Tanger Factory Outlet Centers, Inc. restated to reflect all amendments through May 18, 2012 (incorporated herein by reference to the exhibits to the Company’s and Tanger Properties Limited Partnership’s Form S-3 dated June 7, 2012).

4.3	Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of April 4, 2014) (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement filed on April 4, 2014).

5.1*	Opinion of Womble Carlyle Sandridge & Rice, LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5.1).

*	Filed herewith